Exhibit 23.3

CONSENT OF JOHN SIMS

TO BEING NAMED AS A QUALIFIED PERSON

February 24, 2022

I hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the annual report on Form 40-F filed by Kinross Gold Corporation for the year ended December 31, 2020 and, to the extent applicable, the reports subsequently filed by Kinross Gold Corporation on Form 6-K, and the incorporation into this Registration Statement on Form S-8 of the information contained therein, in which I am identified as a “qualified person” in connection with the mineral reserve and mineral resource estimates contained in such reports.

Sincerely,
/s/ John Sims
John Sims